Exhibit 99.1

LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
January 31, 2006
NR 28	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ANNOUNCES NEW PROPERTY ACQUISITION AT NORTH PIPES BRINGS TOTAL URANIUM BRECCIA PIPE TARGETS UNDER CONTROL TO 55; ADDITIONAL ACQUISITIONS UNDERWAY; GEOPHYSICS AND DRILLING PLANNED

Tucson, Arizona – January 31, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that 95 additional claims have been staked at the Company’s North Pipes Project in Northern Arizona covering 3 square miles in 7 blocks including 15 new breccia pipe targets (Pipes). Combined with the claims previously announced in NR-22 on October 11, 2005 the Company now controls 408 mining claims covering about 8,445 acres or approximately 13.2 square miles in 32 blocks including 55 Pipes.

An aggressive reconnaissance program has been going on since October of 2005 when it became apparent that a land rush to the area was probable. Numerous additional pipe targets have been identified and additional claim staking is progressing at the current time.

Beginning in late October of 2004 the Company has been carefully researching and pinpointing uranium bearing Pipes, which occur in the plateau province of Northern Arizona on the Arizona Strip that lies north of the Colorado River and south of the Utah border. At an average grade of past production by other companies “of almost 1%, these Pipes (of other companies) form the highest-grade uranium deposits in the U.S.” (Wenrich, Dec. 2005 address to the Denver Area Geological Society) and the second highest in the world. In order not to create our own competition the Company had originally kept this activity and subsequent mineral claim acquisition low key. However, because of announced presentations of the uranium potential of this area at annual meetings of various professional exploration societies, the Company started a full bore identification and acquisition campaign to acquire as many breccia pipe targets as quickly as possible starting in October, 2005. Personnel were transferred from Alaska as the program there closed for the winter. This announcement covers the first of additional claims resulting from this aggressive land acquisition program. Significant additions are underway and will be announced on final completion.

Targets that were acquired earlier in 2005 are undergoing detailed surface work at the present time. Ten Pipes have had geologic maps prepared and detailed gamma ray spectrometer surveys performed. Geochemical samples for uranium and other trace elements are also collected over the Pipe targets. All of these surveys, using the same hand held computer techniques so effective at Big Chunk, Alaska are done to define the Pipe boundaries and help to determine which Pipes are the most likely to contain the best grades of uranium mineralization. Ten pipes, several of which have exploration drill holes from the early 1980s and are thought to have known mineralization have been prioritized. These 10 and the next 10 in order of priority will be ready for deep probing geophysical surveys shortly. Geologic data suggest that uranium mineralization of underground mineable grade will occur between 900 and 1,500 feet below the surface. The electrical geophysical surveys, known as CSAMT (Controlled Source Audio-range Magneto Telluric) have the ability to map, in three dimensions, uranium bearing mineralization in excess of 2,000 feet below the surface. As soon as the surveys are completed, those pipes with the strongest indications of uranium mineralization will be drilled. We expect these operations to take place over the next several months, dictated in large part by the availability of drill rigs and financing.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 408 standard Federal lode mining claims covering 8,445 acres or 13.2 square miles in 32 separate blocks covering 55 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 94 Alaska State Mining Claims covering 23.5 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that additional claim staking is progressing; target pipes are undergoing detailed surface work; pipes in this area form the highest-grade uranium deposits in the U.S. and second highest in the world; surveys are done to define the pipe boundaries and determine which pipes are the most likely to contain the best grades of uranium mineralization; certain pipes are thought to have known mineralization from prior work; 10 pipes in order of priority will be ready for deep probing geophysical surveys shortly; geologic data suggest that uranium mineralization of underground mineable grade will occur between 900 and 1,500 feet below the surface; as soon as the surveys are completed, those pipes with the strongest indications of uranium mineralization will be drilled; we expect operations to take place over the next several months, dictated in large part by the availability of drill rigs and financing.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this news release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to contract suitable labor or equipment; that there may be disputes as to ownership of claims; that weather, logistical problems or hazards prevent us from exploration; that analysis of data cannot be done accurately and/or at depth; results that we have found in any particular holes and results that other companies have found in the past are not necessarily indicative of larger areas of our property or our property at all; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James A. Briscoe (520) 731-8786